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                                                                   EXHIBIT 10.34

                                     VIACELL

December 29, 2004
Revised

Stephan Wnendt
Adenauer Allee 203
D-52066 Aachen
Germany

Dear Stephan,

On behalf of ViaCell, Inc. (the "Company"), I am pleased to extend our offer for the new role of Senior Vice President, Research & Development. You have made an outstanding impression during your tenure with ViaCell, and I am confident you will succeed in this new role. Information about the details of our offer is summarized below.

POSITION AND     Senior Vice President, Research and Development, reporting to
DUTIES           Marc Beer, Chief Executive Officer. This position is a key factor in ViaCell's continued success, and I am confident that it will be an exciting opportunity for you as well.

                 In this role, your duties will include the following:
                        - Full responsibility for development of our established therapeutic programs, including CB001, Cardiac and Islet
                        - Management of our Research operations, including our Singapore Research Center team; this duty includes but is not limited to your continuing to be a member of the management board ("Vorstandsmitglied") of Kourion Therapeutics AG, Germany, as long as the Supervisory Board of Kourion Therapeutics AG requests it; upon termination of your employment with ViaCell, Inc., you are entitled to resign from your office as "Vorstandsmitglied" at Kourion Therapeutics AG.
                        - Successful transfer of the Cardiac program to the U.S.

COMPENSATION      The base salary for this position will be $230,000, which is effective October 13, 2004, upon Board approval. Payment of the base salary will fully compensate each and all of your efforts and activities, especially your activity for Kourion
                  Therapeutics AG. You will receive no extra-compensation for your activities as member of the management Board of Kourion
                  Therapeutics AG. If you should have any remuneration claims vis-a-vis Kourion Therapeutics AG under your contract and/or statutory and/or case law, these remuneration claims shall reduce the compensation owed by ViaCell, Inc. accordingly.

                  In addition, you will be eligible to participate in the Management Bonus Plan at an annual target of $75,000 of base salary, payable annually based on agreed to


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S. Wnendt SVP R&D Offer
December 29, 2004
Page 2

                  company and individual performance objectives. Your bonus payout is determined based on achievement of both corporate and individual goals. In 2004, your bonus guarantee of 50% of target stated in your previous agreement will be retained.

                  We will transfer you to the U.S. payroll effective January 1, 2005, consistent with the tax consultant's recommendation. Until that time you will be paid in Germany, and your pay rate will be E192000 base with a E62,500 bonus (based on $230K and $75K USD divided by a 1.2 average exchange rate.)

BENEFITS          While on German payroll, you will not participate in U.S.
                  benefits. With your January 1, 2005 switch to U.S. payroll, you will have eligibility for benefits.

                  We recognize that you will be required to maintain dual-country health insurance benefits while your family remains in Germany. To this end, the company will pay for your U.S. individual plan health insurance in full while you family remains in Germany. Upon their move, you will all be under ViaCell's family insurance plan and at that time you would contribute the standard employee cost of 20% of premium.

                  Lisa Gfatter will review U.S. benefits with you and help you enroll in relevant plans.

STOCK OPTIONS     As an incentive for you to participate in the Company's future growth, you will receive, subject to approval by our Board of Directors, options to purchase an additional 80,000 shares of our Common Stock (the "Options"). The Options will be incentive stock options ("ISO's") to the extent allowable under the Internal Revenue Code. The exercise price of the Options equals the fair market value of our Common Stock as determined by the Board of Directors on your effective date;
                  your fair market value price is $5.00 per share. The Options will vest quarterly over four years beginning on the last day of the first quarter after your effective date. The Options will be granted under the Company's 1998 Equity Incentive Plan pursuant to an ISO certificate or nonstatutory stock option
                  ("NSO") certificate, as appropriate, shall have a term of ten years and contain such additional terms as shall be determined by the Board of Directors of the Company or the Compensation
                  Committee thereof.

RELOCATION        You will receive a full relocation package to assist in your move to the greater Boston, Massachusetts area by the end of 2005.

                  You full relocation benefits will be detailed separately after discussion of your personal situation and needs and determination of a final budget. Your assistance package will include:
                        - Temporary living with company-paid apartment at 80 Wendell Street #5 in Cambridge, MA
                        - Company-paid lease of an automobile for your use while in temporary living
                        -     Assistance on home sale and purchase


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S. Wnendt SVP R&D Offer
December 29, 2004
Page 3

                        - Movement of personal and household goods and storage, if required
                        - Travel to the new location for you and family - Househunting trip expenses for you and your family
                        - Tax counsel on your relocation and transition to U.S.

IMMIGRATION       The Company will sponsor and pay all costs associated with
AND VISA          your L-1A management transfer visa. We will also support your petition for permanent residency, which we'll begin at a later date to be determined.

ADDITIONAL        ViaCell will provide for twelve months' severance pay in the
EMPLOYMENT TERMS  event of involuntary termination without cause or voluntary termination for good reason. If the Company shall terminate your employment without "cause" or if you terminate your employment for "good reason," then ViaCell will continue paying your base salary and medical and dental benefit contributions for a period of twelve months in accordance with its regular payroll practices at such time. If the Company terminates your employment with "cause," then ViaCell will continue paying your base salary for a period of thirty days and all options will cease to continue vesting as of the date of termination. The term "cause" as used here means (i) your continued failure to substantially perform your duties provided you are reasonably notified of such failure and given reasonable time to correct such failure, (ii) any misappropriation of funds, properties or assets of the Company by you, (iii) any damage or destruction of any property or assets of the Company caused by you, whether resulting from your willful actions or willful omissions or gross negligence;
                  (iv) your being convicted of a felony; or (v) any material breach of your employment obligations or of the Intellectual
                  Property and Confidential Information Agreement. The term
                  "good reason" as used here means any action by the Company without your prior consent which results in (i) any material diminution in your title, position, duties, responsibilities or authority; or (ii) any breach by the Company of any material provision contained herein.


This offer of employment supersedes all prior agreements with ViaCell and its entities, especially the offer letter dated September 4/12, 2003. The employment shall be governed by the law of Massachusetts.

I am very excited about the future of ViaCell and believe that the opportunities presented for our continued therapeutic success will allow you significant personal and professional growth. I am more confident than ever of our success with you in this key role. I look forward to working closely with you over the coming years ahead.

Sincerely,

/s/  MARC BEER

Marc Beer
Chief Executive Officer


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S. Wnendt SVP R&D Offer
December 29, 2004
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/s/ STEPHAN WNENDT
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Signature                                    Date

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Social Security Number                       Start Date